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                                     EX-10.13

                           PROCESSING SERVICES AGREEMENT

Customer:                                       DATE: September 20, 1994
                                                      ------------------


FACILITIES MANAGEMENT INSTALLATION, INC.
----------------------------------------
Name


500 N. AKARD, LINCOLN PLAZA
----------------------------------------
Address


DALLAS,          TEXAS       75201
----------------------------------------
City             State        Zip


 This Processing Services Agreement ("Agreement") is entered into by and between POLICY MANAGEMENT SYSTEMS CORPORATION, a South Carolina corporation with a place of business at One PMS Center, Blythewood, South Carolina 29016 (hereinafter referred to as "PMSC") and Facilities Management Installation, Inc., a Delaware corporation with a place of business at 500 N. Akard, Lincoln Plaza, Dallas, TX 75201 (hereinafter referred to as "Customer"). PMSC and Customer acknowledge and agree that a substantial



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portion of the services to be provided hereunder shall be performed by
CYBERTEK (Registered) Corporation, a Texas corporation with a place of business at 7800 North Stemmons Freeway, Suite 800, Dallas, Texas 75247-4217, (hereinafter referred to as "CYBERTEK"), a wholly-owned subsidiary of PMSC.




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                             TABLE OF CONTENTS

1.  DEFINITIONS.......................................................   1
    1.1  Accounting Terms.............................................   1
    1.2  Terms Defined................................................   1

2.  SERVICES PROVIDED.................................................   3
    2.1  Services.....................................................   3
    2.2  Start-Up Period..............................................   3

3.  PAYMENTS TO CYBERTEK..............................................   4
    3.1  Monthly Service Charges......................................   4
    3.2  Migration Services...........................................   4
    3.3  Reimbursements...............................................   4
    3.4  Time of Payment; Interest....................................   5
    3.5  Taxes........................................................   5
    3.6  Licensed PMSC-Owned Software.................................   5

4.  TERM..............................................................   6
    4.1  Initial Term.................................................   6
    4.2  Renewal and Expiration.......................................   6

5.  PERSONNEL.........................................................   6
    5.1  PMSC Assigned Employees......................................   6
    5.2  Restrictions on Hiring.......................................   6

6.  CONTRACT MANAGEMENT...............................................   7
    6.1  Account Executives...........................................   7
    6.2  Joint Management Committee...................................   7

7.  CUSTOMER RESPONSIBILITIES.........................................   8

8.  SAFEGUARDING OF DATA, CONFIDENTIALITY.............................   8
    8.1  Customer Data and Customer-Owned Software....................   8
    8.2  PMSC-Owned Software..........................................   8
    8.3  Confidentiality..............................................   9
    8.4  Survival of Obligations......................................  10
    8.5  Audits.......................................................  10
    8.6  Disaster Recovery............................................  10

9.  PERFORMANCE REVIEW AND TERMINATION................................  10
    9.1  Performance Review...........................................  10
    9.2  Termination for PMSC Breach..................................  11
    9.3  Termination for Nonpayment or Other Customer Breach..........  12
    9.4  Termination for Insolvency...................................  12
    9.5  Termination for Convenience..................................  13
    9.6  Obligations Upon Expiration or Termination...................  13
    9.7  Transition Assistance........................................  13


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10.  INDEMNIFICATION..................................................  14
     10.1  Indemnification by Customer................................  14
     10.2  Conditions of Indemnification..............................  15

11.  WARRANTY AND LIABILITY LIMITATIONS...............................  16
     11.1  WARRANTY...................................................  16
     11.2  DISCLAIMER OF OTHER WARRANTIES.............................  16
     11.3  EXCLUSIONS AND LIMITATIONS OF LIABILITY....................  16
     11.4  Continued Performance......................................  17

12.  MISCELLANEOUS....................................................  17
     12.1  Binding Nature and Assignment..............................  17
     12.2  Notices....................................................  17
     12.3  Relationship of Parties....................................  18
     12.4  Downtime and Delays........................................  18
     12.5  Headings...................................................  18
     12.6  Approvals and Similar Actions..............................  18
     12.7  Force Majeure..............................................  19
     12.8  Other PMSC Processing......................................  19
     12.9  Severability...............................................  19
     12.10 Entire Agreement...........................................  19
     12.11 Governing Law..............................................  19
     12.12 Multiple Counterparts......................................  19
     12.13 Survival...................................................  19
     12.14 Language...................................................  19
     12.15 Prevailing Terms and Conditions............................  19
     12.16 No Third Party Rights......................................  20
     12.17 Statute of Limitation......................................  20
     12.18 Waiver and Amendment.......................................  20
     12.19 Government Approvals.......................................  20
     12.20 Customer Authority.........................................  20
     12.21 PMSC Authority.............................................  20
     12.22 Attached Agreement Schedules...............................  20

ENTIRE AGREEMENT......................................................  21

SCHEDULE A - SERVICE LEVEL SCHEDULE...................................  23

SCHEDULE B - CUSTOMER USE.............................................  27

SCHEDULE C - MONTHLY SERVICE CHARGE...................................  31

SCHEDULE D - CUSTOMER RESPONSIBILITIES ...............................  35

SCHEDULE E - DISASTER RECOVERY SERVICES...............................  37

SCHEDULE F - CUSTOMER-OWNED SOFTWARE..................................  39

SCHEDULE G1 - THIRD PARTY PMSC SOFTWARE...............................  40

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SCHEDULE H - THIRD PARTY CUSTOMER SOFTWARE............................  44

SCHEDULE I - MIGRATION SERVICES SCHEDULE..............................  45

SCHEDULE J - JOINT CUSTOMER AND PMSC RESPONSIBILITIES.................  46
     CONTINGENCY PLANNING.............................................  46
     ACCOUNT SUPPORT AND COORDINATION.................................  47
     DATA CENTER OPERATIONS...........................................  48
     DATA SECURITY....................................................  49
     TECHNICAL SUPPORT - STORAGE MANAGEMENT...........................  50
     FACILITY ENGINEERING.............................................  50
     HELP DESK SUPPORT................................................  51
     NETWORK SERVICES.................................................  52
     PRODUCTION MANAGEMENT............................................  53
     TAPE LIBRARY OPERATIONS..........................................  54
     TECHNICAL SUPPORT- SYSTEMS SOFTWARE..............................  55



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                                  RECITALS

A. Customer has heretofore been using another third party vendor for obtaining mainframe computer data processing services.

B. PMSC and CYBERTEK are software and data processing services companies serving the life and health insurance industries.

C. Customer is in the business of writing and servicing insurance policies in the life and health insurance industries.

D.  PMSC owns a mainframe computer data processing center.

E. Customer desires that PMSC provide Customer certain data processing services, as more particularly described herein, and PMSC is willing to provide such services on the terms and conditions stated in this Agreement.

In consideration of the mutual covenants and agreements described in this Agreement, the parties agree as follows:


1. DEFINITIONS

   1.1 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

   1.2 TERMS DEFINED. Unless the context clearly requires otherwise, the capitalized terms used in this Agreement shall have the definitions assigned to them in this Section 1 or elsewhere herein. Such definitions shall be equally applicable to both the singular and plural forms of the terms defined, and words of any gender shall include each other gender where appropriate.

           BUSINESS DAY shall mean a day on which Customer is open for business.

           BUSINESS PROPERTY RIGHTS shall mean the rights of any Person in any tangible or intangible property which are protected by third party agreements or any patent, trade secret, copyright, trademark, service mark, trade name or similar proprietary rights recognized by common law or statute.

           CLAIM - as defined in Section 10.2

           CUSTOMER ACCOUNT EXECUTIVE - as defined in Section 6.1 (a).


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           CUSTOMER-OWNED SOFTWARE shall mean all Software that is owned by
           Customer and used by PMSC in providing the Services. (See Schedule
           F. for further definition)

           CUSTOMER'S DATA shall mean any information which Customer shall identify as confidential or proprietary, including, without limitation, customer lists, cost analysis, invoices, correspondence, marketing reports, projections, surveys, personnel lists, formulas, supplier lists, receipts, statements, internal memoranda, ledgers, reports to regulatory authorities, records, bank statements and other data pertaining to Customer, its business, operations, properties, personnel, suppliers or customers that is maintained by PMSC on behalf of Customer in hard copy or in magnetic media or other machine readable format in connection with the performance of the Services. Customer's Data shall not mean or include any insurance data processing software, ideas, concepts, methods, knowledge, techniques, know-how, algorithms, materials or documents related to PMSC's or CYBERTEK's current or future products or services.

           DATA CENTER shall mean a computer facility at Blythewood, South Carolina, or other CYBERTEK or PMSC locations. The Data Center shall consist of appropriately configured main-frame computer(s) and associated other equipment, in an environmentally controlled, secure building, and necessary technical personnel to operate the equipment housed in the Data Center.

           EFFECTIVE DATE shall mean the date of this Agreement, as stated on the cover page of this Agreement.

           JOINT MANAGEMENT COMMITTEE - as defined in Section 6.2.

           LIVE PROCESSING DATE - the day on which Services are first provided for production processing in PMSC's Data Center.

           MONTHLY SERVICE CHARGE - as defined in Section 3.1. (Schedule C)

           PERSON shall mean an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.



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           PMSC - references herein to PMSC shall include CYBERTEK if and to the extent that PMSC utilizes CYBERTEK resources in the performance of services hereunder.

           PMSC ACCOUNT EXECUTIVE - as defined in Section 6.1 (b).

           PMSC INFORMATION - as defined in Section 8.2.

           PMSC-OWNED SOFTWARE shall mean all Software that is owned by PMSC or CYBERTEK (or which PMSC or CYBERTEK may sublicense).

           SERVICE LEVEL SCHEDULE-as defined in Section 2. (Schedule A)

           SERVICES - as defined in Section 2.

           SOFTWARE shall mean a computer program with supporting documentation, including, without limitation, all mainframe and personal computer based programs, input and output formats, program listings, narrative descriptions and operating instructions, and shall include tangible media upon which such program is recorded.

           START-UP PERIOD - as defined in Section 2.2.

           TAXES - as defined in Section 3.5.

           TERM - as defined in Section 4.

           TERMINATION DATE shall mean the date that the Term expires or such earlier date that this Agreement is terminated in accordance with the terms of Section 9.

           THIRD PARTY PMSC SOFTWARE shall mean all Software that is licensed or sublicensed to PMSC or CYBERTEK by third-parties and used in connection with the Services. (Schedule G.)

           THIRD PARTY CUSTOMER SOFTWARE shall mean all Software that is licensed or sublicensed to Customer by third-parties. (Schedule H.)

           THIRD PARTY SOFTWARE shall mean both Third Party PMSC Software and Third Party Customer Software. (Schedules G and H.)

2. SERVICES PROVIDED


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   2.1 SERVICES. During the Term of this Agreement, PMSC agrees to perform the services (collectively, the "Services") described in the Service Level Schedule attached hereto as Schedule A, PMSC's responsibilities in Schedule J, and the Migration Services Schedule attached hereto as
       Schedule I. PMSC shall provide the Services to Customer, Customer's Authorized Companies and Customer Clients as defined in Schedule B; for purposes of determining usage and costs, usage by one of the above Persons shall be deemed to be usage by Customer.

   2.2 START-UP PERIOD.

       a. There will be a Start-Up Period ("Start-Up Period") beginning on the Effective Date and ending on the Live Processing Date during which CYBERTEK will be providing Migration Services (Schedule I). During the Start-Up Period, Customer's personnel will be accessible to PMSC personnel to provide information and assistance which shall include, but not be limited to, the following: (i) documentation of processing procedures and controls; (ii) change control and help desk procedures; (iii) listings of all output jobs, reports, and schedules; performance history; data and file retention schedules and procedures; and location and inventory of source programs. Customer shall provide access to such information as is reasonably requested by PMSC and is reasonably obtainable from Customer's current services provider.

       b. Customer hereby grants PMSC the right to use Customer-Owned Software (Schedule F) for the exclusive use of Customer from the Live Processing Date for the Term of the Agreement. Customer agrees that "exclusive use" means that PMSC shall not process data for any third party on a copy of Customer-owned software. PMSC will not intentionally access and study the source code of Customer-Owned Software unless Customer suggests or requests that PMSC do so or unless this is a reasonable step in investigating and resolving problems for Customer. PMSC shall not make the Customer-Owned Software available for use by or for the benefit of any other Person whether or not for consideration. Notwithstanding the above, Customer recognizes that PMSC's business is providing automation solutions to insurance companies and that in order for PMSC to be free to conduct its business any PMSC personnel that are exposed to Customer-Owned Software or shall be

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           free to use any insurance data processing software, ideas, concepts, techniques, knowledge, methods, know-how, algorithms, materials or documents that such personnel may develop after having access to or involvement with Customer-Owned Software.

3. PAYMENTS TO CYBERTEK

   3.1 MONTHLY SERVICE CHARGES. Customer shall pay to PMSC a Monthly Service Charge (the "Monthly Service Charge"), applicable to each calendar month (or portion thereof) during the Term of the Agreement in accordance with Schedule C.

   3.2 MIGRATION SERVICES. Customer shall not be obligated to pay PMSC for Migration Services described in Schedule I during the Start-Up Period for migrating the production and other computer processing from Customer's present data center to PMSC's Data Center. Any services provided by PMSC to Customer during the Start-Up Period, other than Migration Services, shall be billable at PMSC's then current time and materials rate.

   3.3 REIMBURSEMENTS. In addition to the Monthly Service Charge, Customer shall reimburse PMSC for the reasonable out-of-pocket expenses incurred by PMSC in connection with rendering the Services ("Reimbursements"). Except in an emergency or when otherwise not possible, PMSC shall obtain Customer's written approval for such expenses in advance. The parties anticipate that this shall most often be done by telefaxes to and from Customer's Account Executive. Such expenses include without limitation those which require travel (coach or economy airfare rates only) to, and hotel accommodations, meals and related expenses for any such personnel at, any location requested by Customer, excluding attendance at any Committee meetings called pursuant to Section 6.2. PMSC shall send Customer a monthly invoice for the aggregate amount of the expenses that are to be reimbursed to PMSC during the preceding month. Customer shall pay PMSC the amount to be reimbursed within ten (10) days following the receipt of PMSC's invoice to Customer.

   3.4 TIME OF PAYMENT; INTEREST. Any sum due PMSC under this Agreement for which a time for payment is not otherwise specified shall be due and payable thirty (30) days following the receipt of PMSC's invoice by Customer. Any amount owed under this Agreement to PMSC, which is not paid on or before the date such amount is due, shall bear interest until paid at the rate per annum of 5% over the

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       then current published prime interest rate of Citibank of New York, but in any event not to exceed the maximum lawful rate of interest permitted by applicable law.

           PMSC agrees that the application of the above interest charge shall be suspended for any invoiced amounts or portions thereof which Customer in good faith disputes by written notice to PMSC of the specific problem (Customer shall timely pay all undisputed portions of the invoice) until PMSC either provides Customer a corrected invoice or advises Customer in writing that PMSC has investigated the matter and determined that the invoice is correct.

   3.5 TAXES. In addition to the Monthly Service Charge and other amounts payable by Customer to PMSC under this Agreement, Customer shall reimburse PMSC for any taxes (including any sales or use taxes) that may be levied or imposed by any federal, state or local government or tax authority upon, with respect to, as a result of, or as consequence of (i) the performance of the Services by PMSC, (ii) the payment to PMSC for such Services, or (iii) this Agreement (collectively, the "Taxes").

           All Taxes that are levied and become due shall be reimbursed by Customer pursuant to this Section 3.; provided, however, Customer shall not be required to reimburse PMSC for Taxes based upon or measured by the net income of PMSC or for Taxes solely based on or measured by the value of PMSC's Data Center hardware. PMSC shall cooperate with Customer to reasonably attempt to minimize any applicable Taxes. In connection therewith, PMSC shall provide Customer with any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates that it might have or may in the future obtain.

   3.6 LICENSED PMSC-OWNED SOFTWARE. The parties acknowledge that contemporaneously herewith CYBERTEK is licensing certain PMSC-Owned Software to Customer and that in the future PMSC or CYBERTEK may license other PMSC-Owned Software to Customer or provide other services to Customer under separate contracts. All payments under such agreements shall be payable separately from the required payments under this Agreement.

4. TERM


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   4.1 INITIAL TERM. The term ("Term") of this Agreement shall commence on the Effective Date, and subject to earlier termination in accordance with the terms of this Agreement, shall continue for a period of 72 full calendar months after the Live Processing Date. Customer and PMSC agree to document the Live Processing Date, and therefore the end date of said 72 month period, in an Addendum hereto promptly after the Live Processing Date.

   4.2 RENEWAL AND EXPIRATION.

       a. Not less than 12 months prior to expiration of this Agreement, the Parties agree to notify each other whether they desire to renew this Agreement.

       b. In the event the Parties desire to renew the Agreement, but the Parties are unable to agree to renewal terms and conditions as of nine (9) months prior to expiration, this Agreement may be extended at Customer's option for a period of one (1) year at prices that are 10% higher than the preceding twelve (12) months. A written amendment agreeing to such one (1) year extension must be signed by Customer and PMSC prior to a date no later than six (6) months prior to termination.

5. PERSONNEL

   5.1 PMSC ASSIGNED EMPLOYEES. During the term of this Agreement, PMSC shall have the sole right to (i) control and supervise the activities of its employees assigned to perform the Services under this Agreement, (ii) determine which persons will perform the Services, and (iii) reassign, promote, demote or terminate the employment of any of PMSC's assigned employees, without the prior consent of Customer. Customer may give PMSC written notice if in Customer's opinion an employee of PMSC is not performing properly or does not have necessary skills. PMSC agrees to cooperate with Customer in attempting to remedy the situation, however retains the final decision regarding its employees and the performance of services hereunder.

   5.2 RESTRICTIONS ON HIRING. During the Term of this Agreement and for one
       (1) year following the later of either the Termination Date or the conclusion of the performance of the transition assistance services pursuant to Section 9.7, Customer shall not, without the prior written consent of PMSC, knowingly employ any person who was an employee of PMSC during the one year period prior to the date of that


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       person's hiring by Customer. During the Term of this Agreement and for one (1) year following the later of either the Termination Date or the conclusion of the performance of the transition assistance services pursuant to Section 9.7, PMSC shall not, without the prior written consent of Customer, knowingly employ any person who was an employee of Customer during the one year period prior to the date of that person's hiring by PMSC.

6. CONTRACT MANAGEMENT

   6.1 ACCOUNT EXECUTIVES.

       a. Customer shall appoint an account executive (the "Customer Account Executive") to oversee the performance of the obligations of Customer under this Agreement and to act as a liaison with PMSC. Customer shall advise PMSC whether such person is authorized to enter into amendments to this Agreement on Customer's behalf.

       b. PMSC shall appoint an account executive (the "PMSC Account Executive") to oversee the performance of the obligations of PMSC under this Agreement, to supervise the day-to-day performance of the Services, and to act as a liaison with Customer, however, such person shall not be a contracting officer of PMSC and shall not have the independent authority to amend this Agreement.

       c. Except as a result of a resignation, death, disability, or termination of employment of its then-current Account Executive, the applicable party shall notify the other party in writing, on or before ten (10) days prior to replacing its Account Executive, and identify the individual proposed to be appointed. Such party shall introduce the individual proposed to be appointed to the appropriate management representatives of the other party, and provide such other party information about the individual as reasonably requested by such party. Each of the Account Executives is required to devote time to his or her responsibilities under this Section 6.1.

   6.2 JOINT MANAGEMENT COMMITTEE.

       a. Customer and PMSC shall each appoint an equal number of representatives, but not to exceed 4 persons each, to a Joint Management Committee (the "Committee") which will meet, from time to time, but not less often than on a calendar quarter basis, to among other things, (i) review and analyze the parties'


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           performance of their respective obligations under this
           Agreement, (ii) review recommendations and suggestions by either party regarding the modification or enhancement of the Services, (iii) use its best efforts to resolve any disputes or disagreements or defaults pursuant to Section 9.1; (iv) designate individuals to attempt to resolve any disputes or disagreements in accordance with Section 9.1; (v) review, analyze and recommend for approval to the appropriate Person(s) any amendments or modifications to this Agreement; and (vi) such other duties or responsibilities as are delegated from time to time by Customer and PMSC to the Committee.

       b. If a member of the Committee resigns from the Committee, dies or leaves the employ of either Customer or PMSC, as applicable, then that member's place on the Committee shall be deemed vacant, and the party which appointed that member shall appoint a replacement member to fill the vacancy within thirty (30) days after creation of the vacancy.

7. CUSTOMER RESPONSIBILITIES

In addition to timely making all payments required by this Agreement during the Term of this Agreement, Customer shall cooperate with PMSC to facilitate performance of the Services by PMSC; such cooperation shall include without limitation performance of the obligations described in Schedule D and Customer's responsibilities in Schedule J.

8. SAFEGUARDING OF DATA, CONFIDENTIALITY

   8.1 CUSTOMER DATA AND CUSTOMER-OWNED SOFTWAREE. Customer Data shall be and remain the sole and exclusive property of Customer, and upon Customer's written request, any tangible embodiments of Customer data shall be promptly returned to Customer, or if Customer so elects, erased from the data files maintained by PMSC or otherwise destroyed. Subject to the understanding that PMSC shall be free to use insurance data processing software, ideas, concepts, techniques, methods, know-how, algorithms, materials and documents that are a part of Customer-Owned Software in the event that Customer discloses same to PMSC, Customer-Owned Software shall be and remain the property of Customer, and upon Customer's written request any copies of Customer Owned Software shall be promptly returned to Customer or, if Customer so elects, erased by PMSC or otherwise destroyed (however, it is expressly agreed that this understanding shall not affect any PMSC or CYBERTEK Software

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       regardless of any enhancements made after access to Customer-Owned
       Software). The Customer Data shall not be utilized by PMSC for any purpose other than that of rendering the Services as mutually agreed to herein, nor shall the Customer Data, or any part thereof, be transferred (unless in back-up or disaster recovery situations), disclosed, sold, assigned, leased, licensed, encumbered or otherwise exploited by or on behalf of PMSC, its employees or agents.

   8.2 PMSC-OWNED SOFTWARE. PMSC or CYBERTEK retains title to and ownership of all PMSC-Owned Software used in connection with the performance of the Services. All insurance data processing software, ideas, concepts, techniques, methods, know-how, algorithms, materials and documents, including but not limited to flowcharts, record layouts, forms, logic, diagrams, printed materials and computer program coding in any form and relating to PMSC-Owned Software and processing techniques ("PMSC Information") are, for the purposes of this Agreement, agreed by Customer to be the confidential information and/or trade secrets of PMSC or CYBERTEK.

       Customer shall not make the PMSC Information or related materials available for use by or for the benefit of any other Person whether or not for consideration. Without limiting or reducing the obligations of this paragraph, Customer agrees to treat PMSC Information with the same care and precaution Customer affords to its most confidential, valuable and secret information.

       Customer agrees not to create from the PMSC-Owned Software or other PMSC Information, by reverse engineering or otherwise, program source code which performs the same function(s) as the PMSC-Owned Software.

       Customer agrees that all restrictions and covenants pertaining to the protection and security of PMSC Information shall be applied by Customer to Customer's vendors and any other Persons who through their dealings with Customer might otherwise have access to PMSC Information. Customer shall not disclose PMSC Information to any such Persons if they do not have an acceptable Non-Disclosure Agreement in force with PMSC.

       PMSC Information shall not include any information or documentation which Customer can demonstrate: (i) was in the public domain on or prior to the date of this


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       Agreement, (ii) was in the possession of Customer on or prior to the date of this Agreement and was not acquired or obtained from PMSC or CYBERTEK, (iii) became part of the public domain, by publication or otherwise, not due to any unauthorized act or omission on the part of Customer, (iv) is supplied to Customer by a third party as a matter of right and not in violation of any confidentiality agreement between such third party and PMSC or CYBERTEK, or (v) was independently developed by Customer.

       Customer agrees that it will not, without PMSC's written permission, (a) use for its own benefit any PMSC owned trade name, trademark, trade device, service mark, symbol, or other identification, or any abbreviation, contraction, or simulation thereof, or (b) represent (directly or indirectly) that any product or service of Customer or PMSC is a product or service of the other party.

       Customer recognizes and agrees that should it breach the provisions contained herein relating to trade secrets and/or unauthorized disclosure of PMSC Information, PMSC will have no adequate remedy at law. In the event that PMSC can show that a breach of such information has occurred or is likely to occur in the future, Customer hereby consents to the entry of a temporary restraining order and preliminary or temporary injunction without the requirement of a bond or other financial instrument pending final trial on the alleged breach of trade secrets and/or unauthorized disclosure of PMSC Information. Nothing contained in this Section
       8.2 or any other Section of this Agreement shall modify or amend the provisions of the CYBERTEK Enterprise License Agreement.

   8.3 CONFIDENTIALITY. Except as otherwise provided herein, Customer and PMSC each acknowledge and agree that all information discovered, observed or communicated to either Customer or PMSC by the other party in connection with the negotiation, preparation, and performance of this Agreement was and shall be received in confidence, shall be used only for purposes of this Agreement, and that disclosure of such confidential information could cause irreparable injury. Accordingly, no such confidential information (except that the parties hereto may disclose to third parties the existence and general nature of this Agreement, but not the amounts payable by Customer to PMSC) shall be disclosed by either of the parties hereto, its agents or employees without the prior written consent of the other party, except (i) in respect of validly issued judicial or administrative process, including without limitation, pursuant to a subpoena or requests for documents; provided that in the event that either party receives a subpoena, request for documents, or other validly issued judicial or administrative process requiring the disclosure of confidential information of the other party, then such party shall promptly notify such other party of the receipt of process and shall provide the other party as much opportunity to respond to such process as possible while still avoiding civil or criminal sanctions, (ii) as Customer and PMSC agree in writing from time to time.

   8.4 SURVIVAL OF OBLIGATIONS. The obligations of Sections 8.1, 8.2, and
       8.3 shall survive the termination, rescission, cancellation, or nonrenewal of this Agreement.

   8.5 AUDITS. PMSC shall provide (i) the independent accounting firm which audits Customer's annual financial statements, and (ii) such Customer employees as Customer may from time to time designate in writing, with reasonable access to the Data Center to audit Customer's data and processing procedures. PMSC shall have the right to require such auditors to execute confidentiality and nondisclosure agreements as PMSC reasonably deems necessary or appropriate. PMSC shall provide to such auditors any assistance that they might reasonably require in connection with such audits.

   8.6 DISASTER RECOVERY. Beginning on the Live Processing Date, PMSC shall initiate data security and disaster recovery services as described in Schedule E.

9. PERFORMANCE REVIEW AND TERMINATION

   9.1 PERFORMANCE REVIEW AND DISPUTE RESOLUTION.

       a. PMSC and Customer understand and agree that the performance of duties by the parties pursuant to this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between such parties. Each party hereto agrees to use its best efforts to cause any disputes or disagreements between such parties to be considered, negotiated in good faith, and resolved as soon as possible. Except as otherwise provided in Section 9.3 or 9.4, if a dispute or disagreement arises between the parties with respect to the interpretation of any provision of this Agreement, the performance by either party of its obligations under this Agreement, or a default as provided in Section 9.2, then the Account Executives of each party shall promptly address same.

       b. In the event that any such dispute or disagreement between the parties cannot in good faith be resolved to the satisfaction of PMSC's and Customer's Account Executives within thirty (30) days after either party has notified the other in writing of the need to resolve the specific dispute or disagreement within such thirty (30) day period, then the dispute or disagreement shall be immediately referred in writing to the Committee. Either person may refer the dispute or disagreement to the next level without waiting until 30 days have expired if such person believes in good faith that he or she can not reach agreement with the other person. The Committee shall use its best efforts in good faith to attempt to resolve such dispute, disagreement or default, or to negotiate an appropriate modification or amendment to this Agreement.

           In the event that any such dispute or disagreement between the parties cannot in good faith be resolved to the satisfaction of the Committee within thirty (30) days after either party has notified the other in writing of the need to resolve the specific dispute or disagreement within such thirty (30) day period, then the dispute or disagreement shall be immediately referred in writing to the appropriate Vice Presidents of PMSC and Customer for their consideration. The Committee may refer the dispute or disagreement to the next level without waiting until 30 days have expired if it determines in good faith that it can not resolve the matter.

           In the event that Customer's and PMSC's Vice Presidents cannot resolve such dispute or disagreement to their mutual satisfaction within ten (10) days after the latter person has received written notice from his or her counterpart of the need to resolve the specific dispute or disagreement within such ten
           (10) day period, then the dispute or disagreement shall be immediately referred in writing to the appropriate Executive Vice Presidents of PMSC and Customer.

           In the event that Customer's and PMSC's Executive Vice Presidents cannot resolve such dispute or disagreement to their mutual satisfaction within ten (10) days after the latter person has received written notice from his or her counterpart of the need to resolve the specific dispute or disagreement within such ten (10) day period, then the dispute or disagreement shall be immediately referred in writing to the Presidents of PMSC and Customer.

       c.  If any dispute or disagreement cannot be resolved under Section
           9. l .b. above, then the parties agree to consider in good faith settling the dispute by non-binding mediation pursuant to the rules of the American Arbitration Association ("AAA"). The mediator should be an expert in the computer software and data processing industry mutually satisfactory to both parties. Such mediation shall take place at a location to be chosen by mutual agreement of the parties. In the event that the parties fail to agree on a meeting site, the mediator shall make such decision. Each party shall bear its own costs of mediation, but the parties shall share the costs of the mediator.

       d. Except as provided in Section 9.3 or 9.4, neither party shall be permitted to exercise any remedies available to such party under this Agreement until the earlier of (i) the date that both parties conclude in good faith that an amicable resolution of the dispute, disagreement or default through continued negotiation does not appear likely, or (ii) thirty (30) days following the date that the matter is unsuccessfully addressed by the Committee.

   9.2 TERMINATION FOR PMSC BREACH. If PMSC fails to perform any of its covenants or obligations under this Agreement (other than as expressly set forth in Section 9.4), and such failure is, or in the aggregate such failures are, material and are not resolved pursuant to Section 9.1, then Customer may provide written notice of its intent to terminate this Agreement and if such default is not cured within thirty (30) days from the date of written notice to PMSC, the Customer may terminate this Agreement.

   9.3 TERMINATION FOR NONPAYMENT OR OTHER CUSTOMER BREACH.

       a. If Customer defaults in the payment of any amount due and payable to PMSC in accordance with the terms of this Agreement, and Customer does not cure such default within the shorter of (i) twenty (20) days after the default has been addressed and resolved at a Committee meeting called for such purpose or (ii) sixty (60) days after written notice of the default is given to it by PMSC, then PMSC may thereafter immediately terminate this Agreement. Notwithstanding the foregoing sentence, Customer shall not be considered to have defaulted on payment of amounts which in good faith Customer disputes pursuant to Section 3.4 above unless Customer fails to promptly pay the applicable amounts, if any, which PMSC advises are properly due and payable after it completes the review of Customer's dispute.
           Upon termination of this Agreement pursuant to this Section 9.3
           (a), PMSC shall have the option to immediately cease the performance of any or all of its obligations under this Agreement (except as otherwise provided in Section 9.7), without any liability to Customer.

       b. If Customer fails to perform any of its covenants or obligations under this Agreement (other than as expressly set forth in Section 9.3 (a) or 9.4), and such failure is, or in the aggregate such failures are, material and are not resolved pursuant to Section 9.1, then PMSC may provide written notice of its intent to terminate this Agreement and if such default is not cured within thirty (30) days from the date of written notice to Customer, then PMSC may terminate this Agreement. Upon termination of this Agreement pursuant to this Section 9.3(b), PMSC shall have the option to immediately cease the performance of any or all of its obligations under this Agreement (except as otherwise provided in Section 9.7), without any liability to Customer.

       c.  If PMSC elects to terminate this Agreement pursuant to this
           Section 9.3, then, in addition to such termination and subject to the terms of this agreement, PMSC shall be entitled to any and all other remedies provided by law or in equity for Customer's failure to fulfill its obligations under this Agreement.

   9.4 TERMINATION FOR INSOLVENCY.

       a. If either Customer or PMSC becomes or is declared insolvent or bankrupt, then this Agreement shall be immediately terminated, without the requirement of any notice to the insolvent or bankrupt party. A party shall be deemed insolvent or bankrupt for purposes of this Section 9.4 in the event that: (i) a case is commenced or a petition is filed against a party under any applicable liquidation, conservatorship, bankruptcy, moratorium, insolvency, reorganization or similar laws for the relief of debtors from time to time in effect and generally affecting the rights of creditors (a "Debtor Relief Law"), and not dismissed within ninety (90) days after being served on the party; or (ii) a party voluntarily seeks, consents to, or acquiesces in the benefit or benefits of any provision of any Debtor Relief Law; consents to the filing of any petition against it under such Debtor Relief Law; makes an assignment for the benefit of its creditors; admits in writing its inability to pay its debts generally as they become due; or seeks, consents to, or acquiesces in the appointment of a receiver, trustee, liquidator or conservator for it or any part of its property.

       b. If either party elects to terminate this Agreement pursuant to this Section 9.4, then, in addition to such termination and subject to the terms of this Agreement, the terminating party shall be entitled to any and all other remedies provided by law or in equity for the other party's failure to fulfill its obligations under this Agreement.

   9.5 TERMINATION FOR CONVENIENCE.

       Schedule C sets forth the terms and conditions for a Customer election to terminate all or a portion of PMSC's Services hereunder.

   9.6 OBLIGATIONS UPON EXPIRATION OR TERMINATION. Upon expiration or termination of the Term of this Agreement:

       a. PMSC shall deliver to Customer all copies of Customer's Data in PMSC's possession (or, at Customer's discretion, erase any such Customer Data in accordance with Section 8.1), Customer-Owned Software (Schedule F), the mutually agreed upon Third Party
           PMSC Software which is to be assigned to Customer (as identified in Schedule G) and Third Party Customer Software (Schedule H) to the extent permitted under the Third Party Customer Software agreements. Section 8.1 shall apply and Customer is not restricted in any way from using its own Customer

           Data or Customer-Owned Software. Notwithstanding the obligation to return or destroy the above items, Customer agrees that PMSC and/or CYBERTEK shall not be restricted in any way in their use of any insurance data processing ideas, concepts, methods, knowledge, techniques, know-how, algorithms, materials or documents regardless how developed or learned.

       b. Upon termination, PMSC shall sell to Customer and Customer shall buy from PMSC the tape cartridges and other media required for transfer of Customer's Data in an amount not to exceed PMSC's cost. If Customer previously transferred tape cartridges to PMSC, PMSC shall return Customer's Data using Customer's tape cartridges first and then chargeable PMSC tape cartridges.

       c. Customer shall pay all amounts owing to PMSC including but not limited to all amounts due pursuant to Sections 3.1, 3.3, 3.4 and 3.5 of this Agreement.

   9.7 TRANSITION ASSISTANCE.

       a. It is the intent of Customer and PMSC that at the expiration or termination of the Term, regardless of the reason for any termination, but subject to the provisions of this Section 9.7,PMSC will cooperate in good faith with Customer to provide Customer with any assistance that Customer reasonably requests to ensure the orderly transition of the Services to Customer or its representatives or agents, including but not limited to providing a reasonable amount of assistance, advice and training to Persons hired by Customer to render services comparable to the Services. Such transition assistance services shall be provided during the Term of this Agreement and for a period of up to six (6) months following the Termination Date, unless otherwise mutually agreed by the parties. Notwithstanding the foregoing, if PMSC has the right to terminate and so terminates this Agreement pursuant to Section
           9.3 or 9.4, then PMSC shall only be obligated to perform transition assistance services from notice date up to Termination Date and for a period not to exceed sixty (60) days following the Termination Date.

       b. If Customer requests that PMSC provide transition assistance services pursuant to this Section 9.7 after the Termination Date, then Customer shall pay

           PMSC for such transition assistance services each month an amount equal to the sum of the following:

           (i) PMSC's standard hourly billing rates for all personnel; plus

           (ii) PMSC's standard Data Center resource rates for all data processing services; plus

           (iii) All reasonable out-of-pocket costs or expenses incurred by PMSC in connection with providing such transition assistance services.

       c.  If this Agreement is terminated by PMSC pursuant to Sections
           9.3 or 9.4, then Customer shall pay to PMSC, on the first Business Day of each month and as a condition to PMSC's obligation to provide any transition assistance services to Customer, an amount equal to PMSC's reasonable estimate of the total amount to be payable to PMSC for such transition assistance services pursuant to this Section 9.7 for that month. Within fifteen (15) days after the end of each month in which Customer has made an advance payment based on PMSC's reasonable estimate, PMSC shall provide an invoice to Customer showing the actual amount due for transition assistance services provided during that month. Any credit due Customer from PMSC or payment due PMSC from Customer shall be made or paid, as applicable, within ten (10) Business Days following the receipt of PMSC's invoice to Customer.

10. INDEMNIFICATION

   10.1 INDEMNIFICATION BY CUSTOMER. Customer hereby agrees to indemnify and hold PMSC, CYBERTEK and their officers, directors, employees and subsidiaries harmless against, and will reimburse PMSC on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against PMSC or CYBERTEK in respect of:

        a. the infringement by Customer of the Business Property Rights of any Person (provided that such infringement is not based on PMSC-Owned Software or hardware provided by PMSC);

        b. the infringement by PMSC or CYBERTEK of the Business Property Rights of any Person resulting from the use of any Customer-Owned Software or Third Party Software licensed by Customer in the performance of the Services prior to PMSC having been notified in writing of such possible infringement and afterwards for as long as it takes PMSC and Customer to agree on an alternate understanding; and

        c. claims by third parties, including, without limitation, any customers, suppliers or creditors of Customer, which result from the use by either Customer or such third parties of any information, report or data generated by PMSC in performing the Services.

  10.2 CONDITIONS OF INDEMNIFICATION. The following procedures shall apply with respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which PMSC IS indemnified by Customer.

        a. Promptly after PMSC first receives sufficient notice of a Claim (usually this is when written documents pertaining to the Claim are received), or if such Claim does not involve a third party Claim, promptly after PMSC first has actual knowledge of such Claim, PMSC shall give notice to Customer of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

        b. If the Claim involves a third party Claim, then Customer shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Claim, except that in the event that PMSC determines that Customer is not providing an adequate defense, PMSC may also elect, at any time and at Customer's sole cost, expense and ultimate liability, regardless of the outcome, and through the counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Claim. PMSC shall not be under any duty to litigate, defend, settle or otherwise attempt to resolve a claim in order to avail itself of Customer's above stated indemnification and hold harmless commitments. In any event, Customer and PMSC shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution. In defending or settling any such claim Customer may elect to (i) obtain the right of continued use of the material which is alleged to be infringing, if any, or (ii) replace or modify such material, if any, so as to avoid such claim of infringement and PMSC will cease using the material which was replaced or modified as directed by Customer.

11. WARRANTY AND LIABILITY LIMITATIONS

  11.1 WARRANTY

       PMSC SHALL USE REASONABLE CARE IN PROCESSING CUSTOMER'S
       TRANSACTIONS AND IN PERFORMING RELATED SERVICES AS SET FORTH IN THIS AGREEMENT AND PMSC AGREES TO USE REASONABLE BUSINESS EFFORTS TO REMEDY ANY DEFECTS IN PMSC'S SERVICES.

  11.2 DISCLAIMER OF OTHER WARRANTIES

       PMSC DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE (WHETHER CUSTOMER-OWNED SOFTWARE, THIRD PARTY SOFTWARE OR PMSC-OWNED SOFTWARE) TO BE USED BY PMSC IN PERFORMING THE SERVICES WILL MEET CUSTOMER'S REQUIREMENTS, OR THAT THE OPERATION OF SUCH SOFTWARE OR THE SERVICES TO BE PROVIDED BY PMSC WILL BE COMPLETELY UNINTERRUPTED OR ERROR-FREE. The parties recognize and agree that the provisions of this Section 11 in no way alter or amend the warranty, maintenance or other provisions of the Enterprise License Agreement dated contemporaneously herewith.

       THE AMOUNT OF THE FEES PAID OR TO BE PAID BY CUSTOMER DOES NOT INCLUDE ANY ASSUMPTION OF RISK BY PMSC FOR DEFECTS IN ANY SOFTWARE. EXCEPT AS PROVIDED ABOVE IN SECTION 11.1, PMSC MAKES NO WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO ALL SOFTWARE OR PMSC'S SERVICES, OR AS TO THEIR QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

  11.3 EXCLUSIONS AND LIMITATIONS OF LIABILITY

       PMSC SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES, OR LOST PROFITS, OR LOSS OF USE OR INTERRUPTION OF BUSINESS, REGARDLESS OF THE FORM OF ACTION OR
       THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, ACTIONS IN CONTRACT,

       WARRANTY, NEGLIGENCE, OR PRODUCTS LIABILITY), RESULTING
       FROM ANY DEFECT IN OR USE OF, ANY SOFTWARE TO BE USED BY PMSC IN PROVIDING THE SERVICES, OR FROM ANY ERROR OR DEFECT IN PMSC'S PERFORMANCE OF THE SERVICES (EVEN IF PMSC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). PMSC SHALL NOT BE RESPONSIBLE FOR ANY DAMAGES RELATED TO VERIFICATION OF CUSTOMER DATA PRIOR TO ITS UTILIZATION THEREOF OR FOR EXAMINING THE INFORMATION PROVIDED UNDER THIS AGREEMENT.

       The above shall not apply to any liability PMSC may have to Customer for bodily injury and damage to real property and tangible personal property. IN ANY EVENT, PMSC'S LIABILITY UNDER THIS AGREEMENT FOR ANY DAMAGES TO CUSTOMER, REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, ACTIONS IN CONTRACT, WARRANTY, NEGLIGENCE, OR PRODUCTS LIABILITY), SHALL NOT EXCEED THE SUM OF THE PREVIOUS SIX MONTHS' MONTHLY SERVICE CHARGES PAID TO PMSC BY CUSTOMER UNDER THIS AGREEMENT; PROVIDED, HOWEVER, IF PMSC KNOWINGLY AND INTENTIONALLY ABANDONS PROVIDING SERVICES HEREUNDER (FOR EXAMPLE BY COMPLETELY TERMINATING CUSTOMER'S PROCESSING WITHOUT JUSTIFICATION AND WITHOUT COMPARABLE ALTERNATIVE ARRANGEMENTS), THE ABOVE CAP OF SIX MONTHS' MONTHLY SERVICE CHARGES SHALL BE INCREASED TO TWELVE MONTHS AND IF PMSC KNOWINGLY AND INTENTIONALLY BREACHES THE PROVISIONS OF THE LAST SENTENCE OF SECTION 8.1 ABOVE, THE ABOVE CAP OF SIX MONTHS' MONTHLY SERVICE CHARGES SHALL BE INCREASED TO THE GREATER OF TWELVE MONTHS OR THE CONSIDERATION PMSC RECEIVES FROM SUCH THIRD PARTY. THE LIMITATIONS ABOVE APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT.

  11.4 CONTINUED PERFORMANCE. Except as otherwise provided in this Agreement, both Customer and PMSC agree to continue the performance of their respective obligations under this Agreement while any dispute or agreement is being resolved, unless and until this Agreement is terminated in accordance with its terms.

12. MISCELLANEOUS

  12.1 BINDING NATURE AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, PMSC may assign its rights to receive payments to a third party without the prior written consent of Customer. Either party may assign its rights in this Agreement without the permission of the other party in the event of a merger, consolidation, or sale of substantially all of the assets of the assigning party, to the surviving or acquiring entity. Except as provided herein, any attempt to assign or subcontract any obligations under this Agreement without the prior written consent of the other party shall be null and void.

  12.2 NOTICES. Any notice provided for in, or permitted under, this Agreement shall be made in writing and shall be given or served by
       (a) delivering the same in person or by prepaid messenger service to the Person to be notified, (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the Person to be notified at the address herein specified, or (c) telex, telegraph, telecopy, or other written telecommunication medium. If notice is deposited in the United States mail pursuant to clause (b) of this Section 12.2, it will be effective from and after five (5) days following the date that it is so deposited. Notice given in any other manner shall be effective only when received by the Person to be notified. Until written notice to the contrary is given, for the purpose of notice, the addresses and telecopy numbers of the parties are as follows:

       In the case of PMSC:           Policy Management Systems Corporation
                                      One PMS Center
                                      Legal Dept.
                                      Blythewood, South Carolina 29016
                                      Attention: General Counsel
                                      Telecopy: (803)735-5560

       With a copy to:                CYBERTEK Corporation
                                      7800 North Stemmons Freeway
                                      Suite 800
                                      Dallas, Texas 75247-4217
                                      Attention: Chief Operating Officer
                                      Telecopy: (214)637-4407

       In the case
         of Customer:                 Facilities Management Installation,
                                      Inc.
                                      500 N. Akard Street
                                      Dallas, Texas 75201
                                      Attention: General Counsel
                                      and Customer Account Executive

                                      Telecopy: (214) 954-7008

  12.3 RELATIONSHIP OF PARTIES. PMSC is acting as an independent contractor in providing the Services under this Agreement, with the sole right to supervise, manage, control, direct, procure, perform, or cause to be performed, all necessary work, duties or obligations under this Agreement. Except as otherwise expressly provided herein, PMSC does not undertake by this Agreement or otherwise to perform any obligations of Customer whether regulatory or contractual or to assume any responsibility for the management of Customer's business.

  12.4 DOWNTIME AND DELAYS. PMSC shall be excused from performing its obligations under Section 2 to the extent of, and during the period that, there exist (i) downtime or delays caused by failures in computers or computer-related equipment maintained by Customer, (ii) downtime or delays caused by any defects or changes in Customer Owned Software or Third Party Software, (iii) downtime or delays resulting from Customer's request to discontinue the use of any Third Party Software, or (iv) downtime or delays caused by any failure in electrical, lighting, air conditioning or telecommunication equipment that is not due to the negligence, gross negligence, or willful misconduct of PMSC. PMSC shall use its reasonable efforts to minimize downtime and delays, and shall provide Customer with oral or written notice in advance of any anticipated downtime. PMSC shall notify Customer that an unanticipated interruption of PMSC's data processing capability has occurred if downtime or delays last, or PMSC reasonably expects them to last, four (4) hours or more. If down time is anticipated (or has occurred) for 24 hours, then the parties shall commence discussions regarding the proper time for the possible implementation of the disaster recovery plan.

  12.5 HEADINGS. The section headings and the table of contents used herein are for convenience only and shall not be deemed to limit, increase or modify the terms hereof, nor affect the interpretation of any of the terms or conditions hereof.

  12.6 APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action is required from either party pursuant to any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

  12.7 FORCE MAJEURE. Either party shall be excused from the performance of any of its covenants or agreements hereunder and such party's nonperformance shall not be a default or grounds for termination of this Agreement for any period to the extent that such party is prevented, hindered or delayed from performing any of its covenants or agreements, in whole or in part, as a result of delays caused by the other party, an act of God, war, civil disturbance, court order, labor dispute or other cause beyond that party's control that is not due to such party's negligence, gross negligence or willful misconduct, including, without limitation, any denial of access to PMSC's Data Center, or any failures in electrical power (excluding transient fluctuations) or telecommunications equipment. The parties hereby agree to provide prompt notice and to use their reasonable and timely efforts to remedy the effects caused by the occurrence of the event giving rise to a party's nonperformance of its covenants or agreements under this Section 12.7.

  12.8 OTHER PMSC PROCESSING. Customer acknowledges that PMSC, including its employees who perform Services pursuant to this Agreement, performs data processing functions and technical support services for third parties that are comparable or similar to the Services provided to Customer.

  12.9 SEVERABILITY. If any provision in this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

 12.10 ENTIRE AGREEMENT. There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement.

 12.11 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

 12.12 MULTIPLE COUNTERPARTS. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement.

 12.13 SURVIVAL. No termination of this Agreement, either with or without cause, shall release either party from its obligations arising prior to such termination, nor from any obligation which by the terms of this Agreement is intended to be performed after such termination (including without limitation Sections 5.2, 8 and 9.7).

 12.14 LANGUAGE. This Agreement is in the English language only, which controls in all respects. Any translation of this Agreement into any foreign language is of no force or effect in the interpretation of this Agreement or in the determination of the intent of either party.

 12.15 PREVAILING TERMS AND CONDITIONS. The terms and conditions of this Agreement shall prevail regardless of any variance from any terms or conditions of any order or other document submitted by Customer to PMSC, except for such waiver or amendment of such terms and conditions as are permitted by this Agreement.

 12.16 NO THIRD PARTY RIGHTS. Unless otherwise expressly stated herein, this Agreement is not for the benefit of any third party and shall not be deemed to grant any right or remedy to any third party.

 12.17 STATUTE OF LIMITATION. No action arising out of any claimed breach of this Agreement or transactions under the Agreement may be brought by either party more than two (2) years after the cause of action has accrued, except that an action for nonpayment may be brought within two (2) years of the date of last payment.

 12.18 WAIVER AND AMENDMENT. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless in writing and signed by an authorized officer of the Party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any term, condition, or default of this Agreement shall be construed as a waiver of any other term, condition, or default.

 12.19 GOVERNMENT APPROVALS. Each Party to this Agreement undertakes to obtain from its respective government whatever authorization, approvals, licenses, or permits are required in order for it to perform all of its obligations under this Agreement.

 12.20 CUSTOMER AUTHORITY. Customer warrants that it is free as of the date it signs the Agreement, or will be free as of the date of commencement of the services to be provided hereunder, of any contractual obligation that would prevent Customer from entering into this Agreement and that PMSC's offer to provide such services in no way caused or induced Customer to breach any previously existing contractual obligations.

 12.21 PMSC AUTHORITY. PMSC warrants that it is free as of the date it signs the Agreement, or will be free as of the date of commencement of the services to be provided hereunder, of any contractual obligation that would prevent PMSC from entering into this Agreement and that Customer's acceptance of PMSC's offer to provide any services under this Agreement in no way caused or induced PMSC to breach any previously existing contractual obligations.

 12.22 ATTACHED AGREEMENT SCHEDULES. Schedules A through J are also part of this Agreement, and shall be updated as necessary or appropriate during the term of this Agreement. Updated Schedules shall be presented for review by both Parties and shall become effective upon written acceptance by both parties, such acceptance to not be unreasonably withheld. Customer agrees that the Third Party Software set forth in the Schedules constitutes all of the required Third Party Software necessary to support Customer's processing as of the Effective Date.

                             ENTIRE AGREEMENT

The Parties acknowledge that they have read this Agreement and that this Agreement (including all schedules) constitutes the complete and final agreement between them and supersedes all prior or contemporaneous oral or written negotiations or communications with respect to its subject matter.

The persons executing this Agreement warrant that they have the right, power, legal capacity, and appropriate authority to enter into this Agreement on behalf of the Party for which they have signed below.

ACCEPTED BY:                              ACCEPTED BY:


PMSC                                      Customer

/S/ STEPHEN G. MORRISON                  /S/ DAVID B. LITTLE
-----------------------------            -----------------------------
(AUTHORIZED SIGNATURE)                   (AUTHORIZED SIGNATURE)



STEPHEN G. MORRISON                      DAVID B. LITTLE
-----------------------------            -----------------------------
(NAME)                                   (NAME)



                                         V.P. - INFORMATION
SECRETARY                                SYSTEMS
-----------------------------            -----------------------------
(TITLE)                                  (TITLE)



9/22/94                                  SEPTEMBER 20, 1994
-----------------------------            -----------------------------
(EXECUTION DATE)                         (EXECUTION DATE)


Southwestern Life Corporation ("Parent Corp.") acknowledges that PMSC has entered into the above Processing Services Agreement (the "Agreement") with Customer at the request of Parent Corp. and based upon the assurance of Parent Corp. that Customer will fully perform all of its obligations under the above Agreement. Parent Corp. therefore agrees to (i) unconditionally guaranty the obligations of Customer under the Agreement, including without limitation the payment of all charges that come due under the Agreement, and
(ii) indemnify and hold PMSC harmless against any and all losses and damages resulting solely from a failure of Customer to fully perform its obligations in accordance with the terms of the Agreement. Parent Corp. shall have the benefit of any defenses and limitations that Customer may have under the Agreement. Parent Corp. hereby waives any and all notice requirements and agrees that its guaranty, indemnity and hold harmless commitments shall continue to apply to the Agreement if and as any amendments are made thereto. The essence of this understanding is that Parent Corp. shall be responsible under the Agreement to the same extent as Customer and that PMSC may demand payment or performance by Parent Corp. any time such payment or performance is not provided in a timely manner by Customer. Parent Corp. shall be responsible for and shall reimburse PMSC for all costs and expenses incurred by PMSC in connection with the enforcement of the above guaranty, indemnification and hold harmless, including without limitation reasonable attorneys fees.

SOUTHWESTERN LIFE CORPORATION


/S/ ROBERT J. BRUCE
-----------------------------
(AUTHORIZED SIGNATURE)



ROBERT J. BRUCE
-----------------------------
(NAME)



SR. VICE PRESIDENT
-----------------------------
(TITLE)



SEPTEMBER 20, 1994
-----------------------------
(EXECUTION DATE)

                      SCHEDULE A - SERVICE LEVEL SCHEDULE

PMSC will provide Data Center service on a mainframe facility basis. As a computer facility, PMSC is responsible for providing and operating:

   a. The mainframe computer(s) and directly attached peripheral devices including, the central processing unit(s) (CPUs), direct access storage devices (DASD), tape drives, printers located in the Data Center, computer consoles, control units required for attaching the peripheral devices to the CPUs, and other input/output devices located in the Data Center and necessary for the operation of its computers.

   b. The Data Center facility including power, air conditioning, power back-up devices, and fire protection systems.

   c. Two (2) T1 data communications lines and the associated modems at both ends of the lines installed in the Data Center and running to Customer's main office in Dallas, Texas. Customer acknowledges that Customer is responsible for all other data communications lines including, but not limited to, dial-up lines, leased telephone lines, and all associated equipment required to network with Customer's other offices and third parties as addressed herein.

   d. Software as shown in Schedule G. PMSC will load such Software (if not already loaded) and operate it in accordance with Data Center procedures, however, Customer acknowledges that PMSC is not responsible for problems with the Software. PMSC is responsible to notify the applicable vendor if a problem develops and to work with such vendor in resolving the problem.

  PMSC will provide Data Center management and operating personnel to: operate the computer; apply Systems Software maintenance updates provided to PMSC by the Software licensors; staff the Help Desk to provide technical assistance to Customer personnel in solving production problems related to computer operations and Systems Software; provide technical consulting to assist Customer's data processing personnel in the areas of interfacing applications Software to the Systems Software, setting up Job Control parameters, processing schedules, production control, such as moves/copies to production libraries; and, maintain security control parameters relating to the mainframe computer(s), data controlled by mainframe Software, and the mainframe Software.

In providing these Data Center services, PMSC will provide the following level of service. All times are Eastern Daylight or Eastern Standard Times.

  1.  ONLINE SYSTEM SCHEDULES

      Online processing service will be made available from 7:00 a.m. until 7:00 p.m. Eastern time, Monday through Friday, except for those official holidays during which Customer's personnel do not normally report to work. Weekend online up-time should be requested by no later than 9:30 a.m. on the Thursday prior to the requested date and be approved by PMSC. However, PMSC will attempt to accommodate last minute requests because of extenuating circumstances beyond the control of Customer. The parties agree that should Customer add a Customer Client (as defined in Schedule B) in a time zone different from Dallas, the parties will work together to adjust in a reasonable manner the times of service.

  2.  ONLINE AVAILABILITY OBJECTIVE

      All production online systems will be available no less than 97.0% of the CPU Prime Time (as defined in Schedule C) scheduled hours (determined on an annual basis). Outages caused by application Software or telecommunications providers are not included.

  3.  RESPONSE TIME

      All online production systems existent as of the Effective Date of this Agreement will have 3 seconds or less internal response time (excludes communications time) for 95% of all PMSC measured transactions (determined on an annual average basis). Online production systems added after the Effective Date will have mutually agreed to response times. TSO internal response time (excludes communications times) will be 3 seconds or less for 95% of all PMSC measured transactions (determined on an annual average basis).

  4.  DISASTER RECOVERY

      There will be no less than 1 disaster recovery test per year and PMSC shall provide Customer at least 60 days written notice. PMSC's objective shall be to have online service to a majority of users available within 72 hours of a declared disaster and the availability of off-site back-up files. Customer acknowledges that Customer is responsible for determining and publishing a file retention plan. PMSC will manage the off-site storage process.

 5.  FILE BACK-UPS

     All Systems Software, Application Software, and critical Customer data DASD volumes, as identified by Customer, will be copied to tape and sent off-site on a weekly basis. A three cycle rotation will be maintained. Two cycles will be off-site at all times. Weekly pick up will occur by 10:00 a.m. every Monday. Daily Customer back-ups, as defined by Customer, will be sent off-site by 10:00 a.m. and the previous Customer backups will be returned from the off-site location.

 6.  DATA CENTER AVAILABILITY

 The Data Center will be staffed 24 hours a day, 365 days a year, except, subject to review with Customer, for a limited period of time on Christmas day.

 7.  NON-PRODUCTION BATCH PROCESSING

 The computer facility will be available for batch processing 24 hours a day, 6 days a week (Sunday availability by advance request and approval) except for required scheduled preventative maintenance, hardware and Software upgrades, and emergency changes. Batch processing initiation is defined as the elapsed time from job submission to the start of job execution. SMF data will be the source for this measurement. The objectives for test batch processing initiation, stated as target timeframes to be achieved 95% of the time, are:



               DESCRIPTION                          OBJECTIVE
    ---------------------------------   ----------------------------------
    No tape                             10 minutes
    1 tape drive                        20 minutes
    2 to 3 concurrent tape drives       2 hours
    4 to 5 concurrent tape drives       6 a.m. the following morning


 8.  PRODUCTION BATCH PROCESSING

 All production daily batch processing will be executed according to the schedules jointly established by Customer and PMSC. The objective of such schedules shall be to provide for electronic availability by 3:00 a.m. Eastern Time the following morning of all printable production reports so that Customer may print the reports for distribution.

 9.  SERVICE REQUEST PROCESS

 PMSC will receive all service requests from the Customer in writing. Requests for services will be handled based on impact and priority, as reasonably determined by PMSC. Monthly reports by type of request or problem will be made available for review and action by the Customer Account Executive and the PMSC Account Executive.

 10.  HELP DESK

 A staffed Help Desk will be available Monday through Saturday (except PMSC company holidays) from 5:00 a.m. until 10:00 p.m. and will provide first level support for Data Center technical problems and procedural issues. During all other times, first level support is available on an on-call basis.

 11.  OTHER SITES

 The parties may mutually agree to add additional sites pursuant to terms and conditions defined in an Addendum to the Agreement.

 12.  PERSONNEL

 PMSC will provide personnel with reasonable levels of skills to perform the required tasks and will train and monitor such personnel to see that they develop improved skill sets commensurate with their responsibility.

 13.  IMPROVEMENTS

 PMSC agrees to use reasonable efforts throughout the term of this Agreement to improve the response time and other performance monitoring criteria, however, Customer acknowledges that if PMSC is conforming to the committed response time and other criteria levels, reasonable efforts may be limited to personnel efforts to further tune the existing Data Center hardware and software configuration and may not involve any upgrading of hardware or software other than that which PMSC elects to in its sole discretion.

                          SCHEDULE B - CUSTOMER USE

Customer has the right to process data using PMSC's data processing services for its own use and that of its Authorized Companies as defined in the CYBERTEK Enterprise License Agreement (the "ELA") and its Customer Clients as defined in Addendum No. 1 to the ELA, both dated contemporaneously herewith, subject to the terms and conditions of this Agreement, the payment of usage fees described in Section C of this Agreement, and the following additional conditions:

  1. Customer agrees that it will require all (i) agent-owned reinsurance companies ("AORC") and (ii) Customer Clients to execute a PMSC Nondisclosure Agreement (attached as part of this Schedule) prior to processing their business under this Agreement.

  2. A company ceases to be an Customer Client upon cancellation of the data processing and full administration services provided by Customer. In that event, former Customer Clients have the option to license PMSC-Owned Software and continue receiving data processing services directly from PMSC at PMSC's then current prices.

  3. PMSC acknowledges that Customer Clients need not be located at the Dallas site, however, Customer Clients shall access PMSC's data processing services via the Dallas site.

                    POLICY MANAGEMENT SYSTEMS CORPORATION
                         COLUMBIA, SOUTH CAROLINA

              N O N - D I S C L O S U R E   A G R E E M E N T

POLICY MANAGEMENT SYSTEMS CORPORATION (hereinafter referred to as "PMSC") by its acceptance of this Agreement by signature grants to ______________ (hereinafter referred to as "PARTY"), having its principal place of business at _________________________________ and PARTY accepts, under all of the terms and conditions of this Agreement, disclosure of certain PMSC software systems (hereinafter referred to as "SYSTEM(S)") licensed by FACILITIES MANAGEMENT INSTALLATIONS INC. ("Customer"). Included in references to PMSC herein shall be PMSC's subsidiary, CYBERTEK Corporation, and its software systems shall be included in the term SYSTEM(S) and be covered by this Agreement to the same extent as if PMSC were the direct owner of such systems. Customer may disclose SYSTEM(S) to PARTY solely in connection with PARTY being a Customer Client (as defined in the Enterprise License Agreement) of Customer. PARTY agrees that its use of and access to SYSTEM(S) shall be strictly limited to purposes consistent with its status as a Customer Client and only for so long as such status is maintained.

PARTY acknowledges that SYSTEM(S), and the documentation disclosed, are commercially valuable proprietary products of PMSC, the design and development of which have involved the expenditure of substantial amounts of money and the use of skilled development experts over a long period of time. PARTY acknowledges that the SYSTEM(S) (including but not limited to the design, programming techniques, flow charts and source code) and the documentation thereto are CONFIDENTIAL INFORMATION AND TRADE SECRETS, disclosed to PARTY on a confidential basis under this Agreement and only as expressly permitted by the terms and conditions of this Agreement stated herein. Under no circumstances shall the information obtained pursuant to this Agreement be used for any purpose outside the terms established by this Agreement.

PARTY, its officers, directors and employees shall protect SYSTEM(S), documentation and all information pertaining thereto, whether written or oral, as the CONFIDENTIAL INFORMATION AND TRADE SECRET PROPERTY of PMSC.

Neither SYSTEM(S) nor any documentation related thereto may be disclosed to any party, directly or indirectly, other than Customer or copied, reprinted, duplicated, or re-created in whole or in part, alone or in combination with any other data processing system, without the prior express written consent of PMSC.

PARTY shall take all steps necessary, by instruction, agreement or otherwise, with respect to PARTY'S employees permitted access to SYSTEM(S) or documentation to comply fully with PARTY'S obligations hereunder with respect to disclosure, use, copying, protection and security of SYSTEM(S) products and documentation.

PARTY agrees not to use the SYSTEM(S) or any documentation related thereto for any purpose except as expressly provided by the terms of this Agreement.

PARTY acknowledges that SYSTEM(S) and documentation are the exclusive property of PMSC and that PARTY shall return to PMSC SYSTEM(S) and documentation and all materials given to PARTY pursuant to this Agreement on earlier of PMSC'S demand or upon the occurrence of one of the following events: PARTY violates the terms of this Agreement, PARTY ceases to be a Customer Client or Customer's license to use the SYSTEM(S) terminates. The terms and conditions of this Agreement as to the protection, security and non-disclosure of SYSTEM(S) shall remain in full force and effect thereafter. Under no circumstances shall PARTY retain CONFIDENTIAL INFORMATION and TRADE SECRETS.

PARTY shall not disclose the existence of this Agreement to any third party without PMSC's prior written consent and PARTY will not represent to any third party that PARTY has any special expertise with SYSTEM(S).

This Agreement shall be interpreted and construed under the laws of the State of South Carolina. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and lawful assigns. No amendment to this Agreement shall be binding upon the parties unless it is in writing and is executed by both parties hereto.

IN WITNESS WHEREOF, the parties have caused their signatures to be hereto affixed.


ACCEPTED BY:                     SUBMITTED BY:

POLICY MANAGEMENT SYSTEMS
CORPORATION                      ------------------------------

BY:                              BY:

-----------------------------    -----------------------------
(Authorized Signature)           (Authorized Signature)

Van E. Edwards, III
-----------------------------    -----------------------------
(Name)                           (Name)

Vice President
-----------------------------    -----------------------------
(Title)                          (Title)


-----------------------------    -----------------------------
(Date Accepted)                  (Date Submitted)


Southwestern Life Corporation ("Customer Parent") acknowledges that PMSC has entered into this Non-Disclosure Agreement with PARTY upon the request of Customer and the assurance that PMSC's CONFIDENTIAL INFORMATION AND TRADE SECRETS will be adequately protected. Customer Parent therefore agrees to (i) obligate Customer to monitor the use of such CONFIDENTIAL INFORMATION AND TRADE SECRETS by PARTY and (ii) indemnify and hold PMSC harmless for any and all damages resulting from PARTY's violation of the terms of this Agreement.

SOUTHWESTERN LIFE CORPORATION

BY:

-----------------------------
(Authorized Signature)


-----------------------------
(Name)


-----------------------------
(Title)


-----------------------------
(Date Executed)

                       SCHEDULE C - MONTHLY SERVICE CHARGE

MONTHLY PROCESSING CHARGE: During the term of this Agreement, Customer shall pay PMSC a Monthly Processing Charge based on resource utilization and the table of charges set forth below:


Resource                          Rate ($)                Per Unit
-------------------               --------            -----------------
MVS CPU - Priority                 55.60              minute*
MVS CPU - Prime                    11.12              minute*
MVS CPU - Other                     5.56              minute*
TSO Connect                          .131              hour
Tape Mount                           .32              each
Tape EXCP                            .0106            thousand
Tape Storage                         .0159            each per month
Tape Removed                        3.93              each
Tape Returned                       2.78              each
DASD EXCP                            .028             thousand
DASD                              171.71              gigabyte per month
Remote Page Print                    .0004            image
Remote Print                         .007             thousand lines
Remote Microfiche                    .007             thousand lines
Remote Microfilm                     .007             thousand lines


"MVS CPU - Priority" is a job status that involves a single class initiator - these jobs are immediately initiated and they have access to and control over all necessary system resources until completed.

"MVS CPU - Prime" Time is 0700 - 1800, PMSC Business days, Monday - Friday, Eastern time

*CPU Usage for IBM - MVS mainframe: Actual CPU minutes shall be multiplied by a factor which will be designed to convert the CPU minutes of processing time on PMSC's initial MVS mainframe to an equivalent number of CPU minutes of processing time on an IBM model 9021 -982 mainframe. This calculated number of CPU minutes shall then be multiplied by the above per CPU minute rates to figure the monthly CPU minute charges. In the event that a different or upgraded mainframe with different capabilities is utilized, the time adjustment factor applicable for such usage shall be changed so that the resulting charges for processing on such mainframe would be reasonably equivalent to the charges which would have resulted from the use of PMSC's initial MVS mainframe.

For example, if the CPU were replaced with one twice as fast, the time adjustment factor would be doubled to ensure that the result is a cost equivalent to that which would be paid if the initial CPU had been utilized.

ANNUAL MINIMUM PROCESSING CHARGES: Notwithstanding the above, Customer acknowledges that the Annual Minimum Processing Charges set forth below shall be required if Customer's actual Monthly Processing Charges do not exceed the figures listed below. If any additional payment amount is required to achieve the Annual Minimum Processing Charges, PMSC shall add such amount to Customer's invoice for the 12th, 24th, etc. monthly invoices.

                           ANNUAL MINIMUM PROCESSING CHARGES

First 12 calendar months            $2,100,000
Second 12 calendar months            2,100,000
Third 12 calendar months             1,778,000
Fourth 12 calendar months            1,778,000  or average of prior 12
                                                  months actual usage,
                                                  whichever is less
Fifth 12 calendar months             1,778,000  or average of prior 12
                                                  months actual usage,
                                                  whichever is less
Sixth 12 calendar months             1,778,000  or average of prior 12
                                                  months actual usage,
                                                  whichever is less

VOLUME DISCOUNT: PMSC hereby agrees to discount Customer's MVS CPU/minute rate by the following percentages for any minutes of processing time that fall into the ranges set forth below in any of the 12 full calendar month periods that commence with Live Processing Date:

PRIME TIME MVS CPU MINUTES IN A 12 MONTH PERIOD


125,001 through 160,000       10%
160,001 through 200,000       15%
200,001 and above             20%

OTHER MVS CPU MINUTES IN A 12 MONTH PERIOD

170,001 through 225,000       10%
225,001 through 275,000       15%
275,001 and above             20%


Priority MVS CPU minutes shall not be discounted and shall not be counted in either Prime Time or Other Minutes.

MISCELLANEOUS: Except for the two (2) T1 lines from Columbia to Dallas and the associated multiplexing equipment, which consists of 4 AT&T 731 MUX's, Customer shall reimburse PMSC for all other data communications charges incurred by PMSC, including charges in the Start-Up Period. Additionally, while PMSC will be responsible for Third-Party Software maintenance charges (except as specified below in the situation of an early termination), Customer shall be responsible for any separate Third Party Software license fees or charges associated with Customer elected version or CPU upgrades (this shall not apply to CPU upgrade fees if PMSC unilaterally upgrades its CPU). Customer also agrees to pay PMSC at PMSC's then current rates for any local printing at the Data Center.

EARLY TERMINATION AT CUSTOMER'S ELECTION

1. PALICO. If Customer elects to terminate processing the business of Philadelphia American Life Insurance Company ("PALICO") as of the periods listed below after the Live Processing Date, Customer agrees to give PMSC six (6) months prior written notice and to pay PMSC the indicated early termination amounts set forth below with said notice. If Customer elects for a termination to be effective between the 24th and 36th months, 36th and 48th months, etc., Customer shall pay a prorated termination charge.


         prior to the end of the 24th month             $721,000
         as of the end of the 36th month                 516,000
         as of the end of the 48th month                 359,000
         as of the end of the 60th month                 180,000
         as of the end of the 72nd month                       0


2. LINCOLN PLAZA. If Customer elects to terminate processing the business of itself and all Authorized Companies other than PALICO ("Lincoln Plaza) during the periods listed below after the Live Processing Date, Customer agrees to give PMSC six (6) months prior written notice and to pay PMSC the indicated early termination amounts set forth below with such notice. Customer agrees that it shall process all of the data of Lincoln Plaza with PMSC for at least a full 48 month period after the Live Processing Date. If Customer elects for a termination to be effective between the 48th and 60th months or 60th and 72nd months, Customer shall pay a prorated termination charge. Customer agrees that in the event Lincoln Plaza business is terminated under this subsection, PALICO business must have already been terminated or it must terminate at the same time as Lincoln Plaza business. Customer acknowledges and agrees that if it terminates both PALICO and Lincoln Plaza, Customer shall pay the applicable termination charges set forth in subsection 1 above and the termination charges set forth below in this subsection.

          as of the end of the 48th month              $1,078,000
          as of the end of the 60th month                 541,000


3. Customer agrees that to the extent that an early termination described above is effective between the beginning and end dates for maintenance of one or more Third-Party Software systems which are to be transferred to Customer after such termination, Customer shall reimburse PMSC for a prorata share of the relevant maintenance charge based on the remainder of the maintenance period after the termination date.

4.  Customer may avoid the above early termination charge set forth in
    Section 1 above if during the following periods Customer's data processing business with PMSC (expressed as a total annual dollar figure) equals or exceeds the figures set forth below:

         first 12 months                              $2,963,535
         second 12 months                              2,963,535
         third 12 months                               2,100,000

    In the event that PALICO is sold to a new owner that is willing to enter into agreements with PMSC that are similar with these that Customer is entering into, PMSC agrees that such continuing PALICO business (measured in terms of revenue to PMSC) shall count toward the above numbers notwithstanding the sale. Additionally, the same will be true if the PALICO business is retained and the Lincoln Plaza business is sold and its new owner will enter into such similar agreements. For example, if PALICO is sold (and Customer is therefore deemed to have made the election set forth in 1. above) and the purchasing party agrees to enter into agreements with PMSC that are similar to the Enterprise License Agreement and the Agreement (no guarantee that the pricing will be exactly the same), then the early termination charge set forth in 1. above may be avoided if the above minimum annual data processing revenue amounts are met or exceeded by the combination of revenues under this Agreement and the purchaser's Processing Services Agreement.

SMF DATA: In recognition of the role Customer's SMF data has played in PMSC's pricing set forth above, Customer hereby represents and warrants that the SMF data provided to PMSC was complete and accurate. Customer agrees that if incomplete or erroneous data was provided, inadvertently or otherwise, and PMSC relied on same to its detriment in setting the above pricing, Customer agrees to resolve such matter with PMSC in good faith.

                    SCHEDULE D - CUSTOMER RESPONSIBILITIES

Customer shall:

  a.  At all times, be responsible for control over its business.
      Customer agrees to validate the accuracy of both input and output data.

      Customer will provide complete and accurate source data in a manner and format as may be mutually agreed upon by Customer and PMSC. In this regard, Customer represents and warrants that its current manner and format have been satisfactory for the performance of the data processing functions and technical support services prior to the date hereof.

      Customer agrees to be responsible for the accuracy and quality of data entered into the system through terminals and for the accuracy and quality of data entered onto input coding sheet forms, or the equivalent, for batch processing.

      Customer agrees to balance data input to system controls or to other controls as mutually agreed to and to immediately notify PMSC of any discrepancy. Customer further agrees to work with PMSC to determine the cause of any such discrepancy and to help determine the appropriate course for correcting the discrepancy.

      Customer will furnish data, balanced to controls, to PMSC at times mutually agreed to or at other times as mutually agreed to in advance. Data furnished to PMSC later than the times mutually agreed upon will not be included in the processing for that day's scheduled processing, but will be scheduled for processing in the following cycle. Unless otherwise agreed, input data supplied by Customer will be processed to the extent it is in balance with the edit programs at the times mutually agreed upon.

      Customer will monitor external controls to ensure that data was properly processed and that reports and information provided by PMSC to Customer and to Customer's agents, policy owners, other clients, and interested parties are accurate, correct and in balance to controls before such information and reports are released from Customer's control.

  b. Cooperate with PMSC by, among other things, making available, as reasonably requested by PMSC, management decisions, information, approvals, and acceptances in order that PMSC may render the Services as contemplated herein.

  c. Promptly notify PMSC of any problems with on-line availability at any of the end user locations.

  d. Make available and maintain in good working order such of Customer's owned or leased data processing assets as are reasonably necessary for PMSC to perform the Services, including remote modems associated with dial-up communication lines and remote control units and attached user devices, including, without limitation, printers, terminals, personal computers, and local area networks at Customer's facilities.

  e. Make available and/or develop all operations-related documentation reasonably deemed necessary by PMSC to operate Customer-Owned Software and Third Party Customer Software, including, without limitation, operations manuals, user guides, specifications, backup procedures, recovery guidelines, and restart guidelines.

  f. Maintain responsibility (financial or otherwise) for (i) acquiring all consents, licenses or sublicenses necessary for PMSC to use Third Party Customer Software in connection with rendering the Services, and (ii) all Third Party Customer Software maintenance.

      Customer will be responsible for all systems and programming support related to application programming, including, without limitation, the design, development, programming, testing, maintenance, modification, initial installation with related initial job control (JCL), and installation of maintenance updates unless contracted with PMSC under a separate agreement.

  g. Provide and maintain all hardware and Software associated with personal computers and local area networks.

  h. Provide temporary assignment to PMSC to process all Customer-Owned Software (Schedule F) in conjunction with Services. Ensure that any Customer-Owned Software or other Software provided by Customer to PMSC complies with all reasonable operational standards and guidelines established from time to time by PMSC.

  i. Cooperate with PMSC during disaster recovery testing and in establishing procedures to provide for disaster recovery. Customer agrees to be responsible for determining and publishing a file retention plan for existing and new applications added during the Term of this Agreement.

                    SCHEDULE E - DISASTER RECOVERY SERVICES

DATA SECURITY

PMSC will provide for back-up and off-site storage of mainframe data files based on Customer's file retention plan. Currently PMSC utilizes its own facilities and the services of an off-premises storage facility for all backup requirements. As a first level, non-critical storage location, a private room is maintained to house tapes, documentation, and emergency equipment needs. The room is equipped with fire protection, secured access, and is directly linked to fire and police departments. Such storage room is in PMSC's separate corporate headquarters building adjacent to PMSC's Data Center. The off-site storage facility is utilized for critical back-up requirements and is located apart from PMSC's premises.

All DASD volumes will be copied to tape and sent off-site on a weekly basis. Three cycle rotations will be maintained. Two cycles will be off-site at all times. Incremental back-ups will be sent off-site daily and the previous incremental files returned from the off-site location.

Customer is responsible for determining and publishing a file retention plan for PMSC to use in managing the off-site storage process.

BACKUP AND RECOVERY PROCEDURES

The purpose of backup and recovery procedures is to permit file recovery in the event of an unforeseen disaster which would destroy normal processing files or the Data Center.

PMSC shall retain the generations of files necessary to rerun the major production application systems. PMSC shall in accordance with Customer's file retention plan back up all on-line system files in such a manner that Customer shall not have to reenter more than one day's processing into the system in the event of system failure.

DISASTER RECOVERY PLAN

PMSC has a reasonable disaster recovery plan that provides for a recovery site and testing of the execution of the plan. In the event of a disaster, PMSC WILL provide disaster recovery services as defined in PMSC's disaster recovery plan. PMSC's disaster recovery plan is subject to change from time to time as PMSC deems necessary.

The disaster recovery plan, as maintained by PMSC and audited from time to time by PMSC's independent auditors, was created and implemented in 1993. PMSC's independent auditors' opinion of the plan's compliance with FAS 70 shall be disclosed to Customer's independent auditors upon its availability (the first such opinion is currently anticipated by year-end 1994). The plan document contains the responsibilities, activities, and logistics for the recovery of PMSC's data processing operations on the occurrence of a major disaster or critical emergency condition. The document is divided into various sections and subsections, each of which relate specific responsibilities, activities, procedures, and documentation to personnel groups involved in the administration, notification, processing, support and/or facilities restoration phases of the recovery operation.

DISASTER RECOVERY TESTING

Disaster recovery procedures are tested at least once annually at the contracted recovery facility. This test is scheduled with at least 60 days prior written notice and includes reasonable Customer participation in order to update and verify procedures, reduce specific personnel dependency, provide cross training, reduce system and data restore time, test network connections, and verify data integrity. Customer may waive participation in a test by written notice, however, if an actual disaster occurs prior to a subsequent test in which Customer does participate, PMSC shall not be responsible for delays that might reasonably have been avoided if Customer had practiced disaster recovery with PMSC. Prior testing has provided for online availability within 24 hours from initiation. Planning sessions begin approximately 6 weeks before a scheduled test to assure test objectives are defined, documented, and agreed upon. Any other tests are unscheduled and unannounced and do not normally include customers, unless specifically requested by Customer. All tests include the participation of required vendors to assure their emergency procedures can be validated.

DISASTER RECOVERY FACILITIES

PMSC is contracted with a major disaster recovery service for the availability of facilities for the immediate recovery of data processing capability. Contract provisions provide for immediate occupancy in a hotsite facility and long-term occupancy, as needed, in a coldsite facility.

                       SCHEDULE F - CUSTOMER-OWNED SOFTWARE

Customer developed and owned Software that Customer shall provide to PMSC with any reasonable instructions necessary for processing of same. Customer shall retain a list of all Customer-Owned Software and shall make it available to PMSC upon reasonable request. Customer is responsible for Customer-Owned Software infringement to the same extent as CYBERTEK is responsible for its Software licensed under the Enterprise License Agreement. Customer-Owned Software does not include any PMSC Information and Customer-Owned Software must have been developed independent of any PMSC Information.

                    SCHEDULE G1 - THIRD PARTY PMSC SOFTWARE

PMSC licensed Software which PMSC may utilize for Customer without changes in PMSC's license agreements.


VENDOR                              PRODUCT
------                              -------
CANDLE                              Omegamon
CA                                  CA-1
                                    CA-7
                                    CA-ll
                                    Easytrieve Plus
                                    ISPF option (included in latest
                                    Easytrieve Plus)
                                    Optimizer
                                    Panvalet
                                    Panexec
DSSI                                Docutext/Jobscan
Landmark                            Eyewitness (stabilized-no new maintenance)
LRS                                 VPS
SAS                                 Base SAS
SEA                                 PDSFAST
                                    SAVRS
STERLING                            DYL280
PHASELINEAR/PL SORT                 SYNCSORT
IBM                                 All products in PMSC Data Center as of the
                                    Effective Date of the Agreement


                 SCHEDULE G2 - THIRD PARTY PMSC SOFTWARE

Software which Customer has agreed is functionally equivalent to other Software Customer is currently using.


Old Customer Software         PMSC Replacement Software           G1 or G4
---------------------         -------------------------           --------
ALTARE/JCLPREP                DSSI Docutext/Jobscan               G1
CA/ACF2                       RACF                                G1
CA/ACF2 CICS                  RACF (selected functions)           G1
CA/INTERTEST                  XPEDITER                            G4
COMPUWARE/RADAR M-4           DUMPMASTER                          G1
STERLING/DMS OS               HSM AND SMS FROM IBM                G1
STERLING/EASINET              Netview like functions              G1
STERLING/NETMASTER            CANDLE CL/Supersession              G1


                   SCHEDULE G3 - THIRD PARTY PMSC SOFTWARE

Software to be acquired by PMSC for use by Customer. PMSC will attempt to negotiate reasonable transfer rights so that PMSC may assign the licenses to these Software products to Customer, if and when Customer ceases to be a PMSC processing customer.


VENDOR                              PRODUCT
------                              -------
BMC                                 IMS SUPEROPT.
CA                                  OMNILINK
                                    TELON/OS
                                    TELON/COBOL
                                    TELON/CICS
                                    TELON/TSO Option
COMPUWARE                           ABEND-AID MVS
                                    ABEND-AID SPF
                                    FILE-AID XE
                                    FILE-AID SPF
                                    FILE-AID IMS
                                    FILE-AID BATCH
LEGENT/GOAL                         RMO
                                    EXPRESS DELIVERY
NAPERSOFT                           NAPERWORD
                                    NAPERWORD/MERGE
                                    NAPERWORD/MERGE/BATCH
SAS                                 SAS GRAPH
SAS                                 SAS STAT
SAS                                 SAS TOOLKIT
SERENA                              PDSE
STERLING                            VAM DS
                                    VAM GEN
                                    VAM VSAM
                                    NETMAIL
TSI                                 KEYMASTER


                    SCHEDULE G4 - THIRD PARTY PMSC SOFTWARE

PMSC licensed Software which PMSC shall upgrade so that PMSC may process Customer as an additional PMSC customer.


VENDOR                              PRODUCT
------                              -------
COMPUWARE                           XPEDITER TSO
COMPUWARE                           XPEDITER CICS


                   SCHEDULE H - THIRD PARTY CUSTOMER SOFTWARE


VENDOR                              PRODUCT
------                              -------
A1 Lee Assoc                        MAGEC
Computer Associates                 RAMIS
Electronic Forms System             Sprinter/Formscoder
Goal Systems                        Faver
Information Builders                FOCUS
Sterling Software                   VSAM Shrink
XEROX                               HFS/HFDL
Magnus Software Corp.               Fast-Track Claims
MIB                                 Fastrack and Comm
ISA                                 ABC/CDS
DISC, INC                           IRS-Interest Reporting System
IBM                                 CFO2
IBM/EDS                             ALIS


Customer acknowledges and agrees that PMSC shall not be obligated to receive Third Party Customer Software which is licensed to Customer by a competitor or potential competitor of PMSC prior to Customer obtaining written approval of such party acceptable to PMSC. Both parties shall diligently work to obtain a satisfactory working relationship with respect to each of the products listed above. Customer shall be responsible for any fee required by vendors in connection with obtaining permission for PMSC's use of the Third Party Customer Software for the benefit of Customer. Customer shall also be responsible for maintenance charges or other similar payments for such Third Party Customer Software.

Prior to the effective date of this Agreement, Customer has entered into licenses with the above third parties for the above Third Party Customer Software and PMSC has not had access to such agreements. In the event that PMSC enters into an agreement with a third party vendor relative to PMSC's processing of the relevant Third Party Customer Software pursuant to this Agreement, PMSC shall be responsible solely for not breaching the terms of PMSC's agreement and Customer shall not be responsible under such agreement. Regardless whether PMSC does or does not have a separate agreement with a third party, Customer shall be responsible for complying with its agreements with such third parties and PMSC shall not be responsible under such agreements.

In the event that PMSC does not enter into any agreement with an applicable third party vendor regarding the above Third Party Customer Software, Customer shall be responsible to direct the utilization of PMSC's services hereunder in a manner designed to minimize the possibility of Customer having a misunderstanding with the third party vendor, and in the event of any legal action by such third party vendor against PMSC, Customer shall be responsible for providing a "front line" legal defense for PMSC and for holding PMSC harmless from such third party vendor. In the event of such legal action, PMSC agrees to fully cooperate with Customer, however, Customer agrees that it shall also be responsible for all reasonable attorney's fees and costs which PMSC incurs in its sole judgement for its defense.

PMSC shall utilize RACF security software (or other comparable security software) to deny any party other than Customer access to or use of Third Party Customer Software. PMSC agrees that it will not reverse engineer any object code copy of Third Party Customer Software nor violate a Third Party Customer Software copyright. Notwithstanding the above, PMSC agrees that Customer shall not be obligated to indemnify and hold PMSC harmless or to pay PMSC's attorney's fees and costs if it is ever proven that PMSC misappropriated all or a material portion of any Third Party Customer Software in violation of the Copyright Act, or breached its obligation to utilize RACF security software (or other comparable security software) to deny any party other than Customer access to or use of Third Party Customer Software.

                   SCHEDULE I - MIGRATION SERVICES SCHEDULE

PMSC shall provide reasonable amounts of the following services to migrate Customer's operation's to PMSC's Data Center:

Initialization and labeling of tape cartridges

Initialization of DASD volumes

Installation, customization, and testing of systems Software

Design, programming, and testing of customized systems Software exit programs with Customer input

Migration-related administrative support

Migration planning

Migration-related travel

Review meetings

Disaster Recovery planning

Security system analysis, definition, and testing

Selection, negotiation, and ordering of hardware, Software, and network equipment and lines

Automated scheduling analysis, definition, and testing

Automated restart and recovery systems analysis, definition, and testing

Development of standards and procedures

Network design and configuration

PMSC Data Center personnel orientation and training for Customer systems

Consulting fees related to migration services

Systems acceptance testing

Parallel processing and testing

              SCHEDULE J - JOINT CUSTOMER AND PMSC RESPONSIBILITIES

If issues set forth below in this Schedule J conflict with or are inconsistent with terms and conditions provided in earlier Schedules, the terms and conditions of the earlier Schedules shall control. The parties agrees that the provisions set forth below are general in nature and are subject to further refinement.

CONTINGENCY PLANNING

  1.1  RESPONSIBILITIES OF PMSC

       a. Review PMSC's Data Center contingency requirements at least once a year.

       b. Maintain reasonable contingency plans in the event of a disaster at PMSC's Data Center.

       c. Test contingency plans described above.

       d. Audit existing contingency plans for PMSC's Data Center.

       e. Appoint a contingency planning coordinator to serve as a focal point of activities with Customer with respect to PMSC's contingency plans.

       f. Execute PMSC's Data Center contingency plans as needed during disaster situations.

       g. Provide copies of PMSC's Data Center contingency plans to Customer on a timely basis.

       h. Maintain, in a secure environment, additional copies in a suitable medium, for reconstruction of lost or altered files.

       i. Perform updates to disaster recovery manual. Ensure required data center documents are distributed to the off-site storage facility.

  1.2  RESPONSIBILITIES OF CUSTOMER

       a. Review application and network contingency plans on a regular basis.

       b.  Maintain application and network contingency plans.

      c. Plan and schedule application and network contingency tests on a mutually agreeable schedule.

      d.  Test application and network contingency plans.

      e. Appoint a contingency planning coordinator to serve as a focal point with PMSC.

      f. Execute application and network contingency plans as needed during disaster situations.

ACCOUNT SUPPORT AND COORDINATION

  2.1  RESPONSIBILITIES OF PMSC

       a. Develop and implement PMSC data center standards defining utilization procedures for Customer at PMSC's Data Center.

       b. Effectively communicate data center issues, projects, plans, and procedures to Customer for the implementation of Software, hardware, procedures, and similar items upon request by Customer.

       c. Coordinate special processing requirements with Customer and PMSC's Data Center.

       d. Coordinate change and problem management with Customer and PMSC's Data Center.

       e. Coordinate data center related projects, supporting
          Customer, and review for feasibility, standards, impact, and implementation schedules.

       f. Provide historical information in the form of reports or graphs that illustrate Customer's resource consumption and performance levels.

       g. Provide capacity requirements for PMSC's Data Center for the implementation of application Software based on business requirements determined by Customer.

  2.2  RESPONSIBILITIES OF CUSTOMER

       a. Develop, maintain, and enforce application development and testing standards and procedures.

       b. Effectively communicate all issues, projects, plans, and procedures to PMSC to ensure quality implementations.

       c. Assist with the development of "application to data center" interface standards and procedures and adhere to them.

       d. Develop, implement, maintain, and enforce application change and problem management standards, tools and procedures.

       e. Describe and communicate to PMSC, Customer's business and functional requirements.

DATA CENTER OPERATIONS

  3.1  RESPONSIBILITIES OF PMSC

       a. Respond to system messages. Any system messages which indicate problems related to Customer's Equipment or any application Software may be referred to Customer.

       b.  Monitor performance priorities in mainframe environment.

       c.  Monitor system hardware status.

       d.  Monitor systems Software status.

       e. Monitor throughput levels for the processing of Customer's data.

       f.  Monitor building environmental system in PMSC's Data Center.

       g.  Provide all console operations necessary to support systems
           Software.

       h. Provide data center problem management, tracking, and resolution for data center related issues.

       i.  Mount tapes and respond to console messages as required.

       j. Resolve system Software Abend status where appropriate for PMSC.

        l. Apply overrides to processing cycles based on Customer requests.

        m.  Monitor production cycle job completion

        n.  Monitor production and test cycles.

        o. Perform job restarts based on restart instructions.

  3.2  RESPONSIBILITIES OF CUSTOMER

        a. Supervise all remote site computer operations.

        b. Provide support for all printing operations.

        c. Maintain an accurate applications on-call list.

        d. Resolve problems and complete jobs in Abend status where appropriate for Customer.

        e. Provide application support.

DATA SECURITY

  4.1  RESPONSIBILITIES OF PMSC

       a. Install Updates to the system security Software that is part of the systems Software.

       b. Research system security problems.

       c. Maintain network access authority.

       d. Process Customer security requests and confirm completion with Customer.

       e. Perform security audits to ensure quality security procedures are in place.

       f. Audit daily violations report for unauthorized access.

       g. Create "ad hoc" reports as requested by Customer.

       h. Suspend and delete inactive logon ID's.

  4.2  RESPONSIBILITIES OF CUSTOMER

       a. Assign and reset passwords.

       b. Provide sufficient detail to allow PMSC to create user ID's.

       c. Provide incident investigation support.

       d. Provide internal application security support and consulting.

       e. Respond to violation reports supplied by PMSC.

TECHNICAL SUPPORT - STORAGE MANAGEMENT

  5.1  RESPONSIBILITIES OF PMSC

       a. Restore and recover lost or altered files in a reasonable manner upon Customer request.

       b. Expand, compress, and allocate data sets in order to tune the DASD subsystem.

       c. Perform scheduled disaster backups.

       d. Ensure integrity of catalog structure/environment.

       e. Monitor and maintain data management parameters.

       f. Make adequate DASD space available to meet the needs described in business/application requirement forecasts developed jointly by the Account Executives.

  5.2  RESPONSIBILITIES OF CUSTOMER

       a. Describe business requirements affecting incremental DASD needs.

       b. Communicate any special requirements for data center issues to PMSC in a timely manner.

FACILITY ENGINEERING

  6.1  RESPONSIBILITIES OF PMSC

       a.  Manage all operations at PMSC's Data Center.

       b.  Manage physical security at PMSC's Data Center.

       c.  Monitor environmental controls at PMSC's Data Center.

       d. Maintain reasonable security procedures for visitors at PMSC's Data Center.

       e. Maintain reasonable emergency evacuation procedures at PMSC's Data Center.

  6.2  RESPONSIBILITIES OF CUSTOMER

       a.  Manage all Customer facility operations.

       b.  Manage all physical security at Customer sites.

       c.  Monitor all environmental controls at Customer sites.

       d.  Maintain adequate guest procedures at all Customer sites.

       e. Maintain emergency evacuation procedures at all Customer facilities.

HARDWARE

  7.1  RESPONSIBILITIES OF PMSC

       a. Provide all CPU, DASD, and tape drives required to provide for the business requirements of Customer.

       b. Monitor and manage PMSC's equipment located at PMSC's Data
          Center.

       c. Manage any telecommunications hardware that is to be located at PMSC's Data Center.

       d. Implement, manage, and maintain the telecommunications network connecting PMSC's Data Center with Customer.
          Responsibilities extend to, but do not include, the communication controllers at Customer's site. PMSC will work with Customer to resolve problems as reasonably requested.

  7.2  RESPONSIBILITIES OF CUSTOMER

       a. Implement, manage, and maintain the telecommunications network connecting Customer and Customer User Sites. Manage and maintain all Customer Equipment located at Customer User Sites.

       b. Provide adequate time for PMSC to order and install hardware equipment.

HELP DESK SUPPORT

  8.1  RESPONSIBILITIES OF PMSC

       a. Provide to Customer the names, responsibilities, and method of contact for the PMSC Help Desk.

       b. Provide support for Customer's Help Desk personnel to resolve issues with systems Software or PMSC's equipment in accordance with the schedule as detailed in Schedule A.

       c. Monitor system performance and response time and notify
          Customer of abnormal conditions.

       d. Open and close production online files as scheduled unless instructed to do otherwise by Customer.

  8.2  RESPONSIBILITIES OF CUSTOMER

       a. Provide its own help desk and respond to all calls.

       b. Route all questions to the appropriate personnel, including referring appropriate systems Software or data center issues to the PMSC Help Desk.

       c. Cancel individual system logon ID's upon request by PMSC.

       d. Instruct PMSC to open and close production online files as required outside of normal schedules.

       e. Perform recovery actions for terminal problems.

       f. Provide schedules for online applications to PMSC's
          Scheduling department.

       g. Direct users to the appropriate technical resource.

       h. Perform initial network problem determination/isolation.

       i. Initiate the problem tracking process.

       j. Follow up on reported problems.

       k. Perform quality assurance on resolved problems.

NETWORK SERVICES

  9.1  RESPONSIBILITIES OF PMSC

       a. Perform logical data network changes in the VTAM, NCP, CICS, and IMS gens to support moves, adds, and changes.

       b. Provide network support.

       c. Provide SNA-connected device support.

       d. Design and configure Customer network in agreement with Customer.

       e. Resolve data network communication problems (leased lines, interactive, and batch).

       f. Perform data circuit administrative functions including ordering/disconnecting circuits, managing billing, and monitoring performance of vendors.

  9.2  RESPONSIBILITIES OF CUSTOMER

       a. Perform physical equipment moves, adds, and changes at Customer User Sites.

       b. Provide all distributed network support including all PC/LAN support.

       c. Provide all voice services and PBX support.

PRODUCTION MANAGEMENT

  10.1  RESPONSIBILITIES OF PMSC

        a. Install and maintain a production scheduling and restart system as provided by the systems Software.

        b. Maintain the production change management database.

        c. Maintain production release procedures/controls.

        d. Maintain the scheduling system database.

        e. Produce and analyze scheduling reports such as: analyzer, simulation, forecasts and average run times.

        f. Communicate with Customer regarding schedule changes, requests, and special processing requests.

        g. Code, test, and override date cards for scheduling Software.

        h. Move/copy programs, parmlibs, and JCL.

        i. Verify production changes to ensure conformance to standards and procedures.

        j. Create and maintain production libraries.

        k. Develop prefix code assignment used in identifying jobs, datasets and customer locations. Provide job accounting documentation updates and distribution.

        l. Consult with data center personnel and Customer on standards's enforcement and interpretation.

        m. Prepare daily and monthly problem/change management reports.

        n. Review service requests and maintain a historical database for all PMSC Data Center projects.

  10.2  RESPONSIBILITIES OF CUSTOMER

        a. Provide assistance and training for change management procedures.

        b. Provide management and support production scheduling procedures for application changes.

TAPE LIBRARY OPERATIONS

  11.1  RESPONSIBILITIES OF PMSC

        a. Process tape retention/expiration changes.

        b. Process off-site vault requests.

        c. Coordinate off-site cartridge storage/retrieval.

        d. Coordinate mailing/receiving of tapes.

         e. Maintain procedures for processing foreign tapes.

         f. Ensure availability of scratch tapes.

         g. Initialize new tapes as needed.

         h. File tapes as needed.

  11.2  RESPONSIBILITIES OF CUSTOMER

         a. Communicate any special requests regarding tape handling in a timely manner to PMSC.

TECHNICAL SUPPORT - SYSTEMS SOFTWARE

  12.1  RESPONSIBILITIES OF PMSC

        a. Evaluate quality, cost benefit, and effectiveness of the systems Software and communicate this information as reasonably requested by Customer.

        b. Refer such systems Software performance errors to the appropriate Third Party Vendor.

        c. Code systems Software user exits as reasonably requested by Customer.

        d. Maintain available documentation of such systems Software and Updates.

        e. Install, customize, and test operating system and all systems Software products.

        f. Maintain systems Software at supported product levels.

        g. Coordinate implementation of upgrades to systems Software.

        h. Provide systems Software support for Customer requirements.

        i. Resolve abnormal system failures and lockouts.

  12.2  RESPONSIBILITIES OF CUSTOMER

        a. Notify PMSC in a timely manner of any performance problems in the systems Software.

        b. Notify PMSC of any request to add systems Software not listed.